                                                                     EXHIBIT 4.1
                            VISION TWENTY-ONE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


1.      PURPOSES

        The Vision Twenty-One, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide employees of Vision Twenty-One, Inc., a Florida corporation (the "Company") and its Subsidiaries with an opportunity to acquire shares of the Company's Common Stock at an advantageous price, with savings accumulated through payroll deductions. It is the intention of the Company that the Plan be an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that section of the Code.

2.      DEFINITIONS

        A. "Agent" means the firm appointed by the Company's Board of Directors to carry out the functions assigned to the Agent.

        B. "Board of Directors" means the Company's Board of Directors.

        C. "Closing Market Price" means the last sale price of the Common Stock as reported on the NASDAQ/National Market System (or any other exchange or quotation system, if applicable) on the date specified; or if no sales occurred on such day, at the last sale price reported for the Common Stock; but if there should be any material alteration in the present system of reporting sales prices of such Common Stock, or if such Common Stock should no longer be listed on the NASDAQ/National Market System (or other exchange or quotation system), or if the last sale price reported shall be on a date more than 30 days from the date in question, the market value of the Common Stock as of a particular date shall be determined in such a method as shall be specified by the Plan's Agent.

        D. "Code" means the Internal Revenue Code of 1986, as amended.

        E. "Common Stock" means the Company's common stock, par value $.001 per share, as traded on the NASDAQ market.

        F. "Compensation" means cash compensation before any payroll deductions for taxes or any other purpose, paid by the Company or a Subsidiary to a Participant in respect of the service of such Participant to the Company or a Subsidiary during an Offering Period. This amount shall be deemed to include any amount that the Participant has elected to defer for federal income tax purposes under any 401(k) savings plan, cafeteria plan or deferred compensation plan maintained by the Company or a Subsidiary. Compensation shall not include any amount paid to the Participant that (i) is paid during an Offering Period under any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) is calculated as an excess, incentive compensation or bonus amount; and (iii) except as otherwise provided in the preceding sentence, is not included in the income of the Participant for federal income tax purposes.

        G. "Offering Date" means November 7, 1998, and the first day of any calendar quarter thereafter.

        H. "Offering Period" means the period from November 7, 1998 through December 31, 1998, and thereafter, the three-month period commencing on any Offering Date after the first Offering Date and ending on the Purchase Date that next follows an Offering Date.

        I. "Option" means the right of a Participant to acquire Common Stock pursuant to Plan provisions.

        J. "Participant" means an eligible employee who has authorized payroll deductions for the purchase of Common Stock under the Plan and has an account maintained by the Agent, containing shares of Common Stock and/or Proceeds.

        K. "Proceeds" means the total amount of cash accumulated for the benefit of a Participant during a single Offering Period, comprised of the aggregate of the payroll deductions taken from the Participant's Compensation during such period together with earnings thereon and dividends paid on shares of Common Stock beneficially owned by the Participant.

        L. "Purchase Date" means the first trading day of the third calendar month following the immediately preceding Offering Date.

        M. "Subsidiary" means a corporation that is a subsidiary of the Company within the meaning thereof as stated in Code Section 424(f). Each Subsidiary shall participate in the Plan unless designated by the Board of Directors not to participate.

        N. "Trading Day" means any day that the principal stock exchange or other national market upon which the Common Stock is traded is open for business.

        O. "Year of Service" means a period of twelve consecutive months of employment with the Company or any Subsidiary.

        Wherever appropriate in this Plan the singular shall include the plural; the masculine, the feminine; and vice versa.

3.      ELIGIBILITY

        All employees of the Company who have been employed for at least sixty
        (60) days as of any Offering Date shall be eligible to participate in the Plan, provided that no employee shall be eligible if such employee:

        A. owns immediately after any Option is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Company stock, applying the rules of Code Section 424(d) in determining stock ownership,

        B. is a member of the Board of Directors, or an executive officer of the Company whose compensation must be reported in the Company's proxy statements, or

        C. is an employee whose customary employment is twenty hours or less per week, or whose customary employment is for not more than five months in any calendar year.

        In addition, all employees of each Subsidiary shall be eligible to participate in the Plan to the extent they satisfy the requirements set forth in the preceding paragraph.

4.      EMPLOYEE PARTICIPATION AND PAYROLL DEDUCTIONS

        A. An eligible employee shall become a Participant in the Plan by completing an Enrollment Form authorizing for the payroll deduction, together with instructions to use the deductions to purchase shares of Common Stock under the Plan. The Participant shall choose a deduction in a whole percentage from 1% to 10%. As of each pay day during an Offering Period the Company will deduct the specified amount from the Compensation payable to each Participant and transmit these aggregate deductions to the Agent, with sufficient information to allow the agent to account for each Participant's deductions and maintain each Participant's Proceeds account. The Agent will cause each Participant's Proceeds to be credited to his or her account under the Plan and invested in a money market fund approved by the Company. The Agent will perform the record keeping function under the Plan, assuring that each Participant's Proceeds are credited with appropriate earnings. A Participant may not make any separate cash payment into such account.

        B. On each Offering Date, each Participant shall be granted the right to purchase on the next Purchase Date such number of shares of Common Stock as may be purchased by the Participant's Proceeds. No Participant, however, may be granted the right to purchase shares of Common Stock under all such plans of the Company where the accrual is at a rate that exceeds $25,000 of the Common Stock's fair market value, determined at the time the option is granted, for any one calendar year in which an option is outstanding for any part of the year.

        C. A Participant may not increase or reduce, except to 0%, the amount of payroll deductions during an Offering Period. A Participant shall be deemed to have elected to purchase all shares able to be purchased with the Proceeds on the applicable Purchase Date.

        D. A Participant shall be deemed to have continued the most recent election to participate in the Plan for the next Offering Period unless the Participant notifies the Company or its agent on or before the twentieth (20th) day of the month preceding the beginning of the next Offering Period that he or she elects not to participate in the Plan for the next Offering Period. Such notice may not be revoked. Similarly, a Participant may elect to increase or decrease the amount of payroll deduction on or before the twentieth (20th) day of the month preceding the beginning of the next Offering Period, such increase or decrease to be effective at the beginning of the next Offering Period.

5.      OPTION PRICE

        The price to Participants for each share to be purchased on a Purchase Date shall be the lesser of

        A. eighty-five percent (85%) of the Closing Market Price on the Offering Date, or

        B. eighty-five percent (85%) of the Closing Market Price on the Purchase Date.

6.      METHOD OF PURCHASE

        A. On each Purchase Date the Agent shall cause all Participants' Proceeds, together with applicable Company contributions during the preceding Offering Period, to be applied to the purchase of Common Stock from the Company.

        B. As of the Purchase Date, the account of each Participant shall be credited with a number of shares of Common Stock that were able to be purchased with that Participant's Proceeds.

7.      WITHDRAWALS

        Prior to any Purchase Date, a Participant may give written notice to the Company or its agent of an intent to withdraw the entire cash balance and earnings accumulated during the Offering Period preceding the said Purchase Date. The written notice shall effectuate a withdrawal only if the Agent has not purchased shares for the account of the notifying Participant. Such withdrawal will terminate the Participant's right to exercise any Options for that Offering Period. A Participant who withdraws shall not participate again in the Plan unless and until a new Enrollment/Change Form is filed.

8.      TERMINATION OF EMPLOYMENT

        As soon as administratively practicable after the termination of a Participant's employment with the Company for any reason other than death, the Participant's Proceeds accumulated during the Offering Period in which his employment terminated will be refunded, and any shares of Common Stock held by the Agent will be distributed in kind. As an alternative to the latter, the terminated Participant may request that the Agent, at the Participant's expense, sell the Common Stock in the account and forward the net proceeds to the Participant.

9.      RIGHTS AS A SHAREHOLDER; DIVIDENDS; HOLDING AND ISSUANCE OF SHARES

        A. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock offered hereunder until completion of payment therefor. Shares purchased pursuant to the Plan initially will be registered in the name of the Agent as custodian for the account of the Participant entitled thereto. In regard to shares paid for and in a Participant's account, the Participant shall have all rights accruing to an owner of record of such shares, including voting rights and the right to receive dividends.

        B. The Agent shall receive the dividends payable on the shares in its custody and shall credit to the Proceeds account of each Participant as beneficial owner of a certain number of shares the amount of dividends attributable thereto. In the event that the Participant has not authorized payroll deductions during the Offering Period in which the Agent receives the Participant's dividends, unless requested otherwise by the Participant on notice from the Agent, the Agent shall re-establish a Proceeds account to contain these dividends and earnings thereon. In the event that the Participant's shares have been distributed when dividends are received, the Agent shall return said dividends to the Common Stock's transfer agent for reissuance to the distributee of the shares.

        C. Until such time as the Plan has been approved by the Company's shareholders, the stock certificates representing all of the shares purchased on behalf of Participants under this Plan shall be retained by the Agent, and Participants may not withdraw or sell such shares.

        D. After the Plan has been approved by the Company's shareholders, the stock certificate or certificates representing the shares purchased on behalf of a Participant on a Purchase Date shall be retained by the Agent until such time as the Participant may request the Agent in writing to distribute such shares to the Participant. The Company and the Agent may establish such rules and procedures as they, in their discretion, determine to be necessary or desirable with respect to distributions of shares purchased under this Plan, including any rules imposing limits on such distributions or restricting the timing or frequency of such distributions they may determine to be appropriate.

10.     NONTRANSFERABLITY

        Neither payroll deductions credited to the account of a Participant nor any Options to purchase shares of common Stock under the Plan may be assigned, transferred, or alienated, and Options must be exercised only by the Participant during his or her lifetime.

11.     BENEFICIARY DESIGNATION AND RIGHTS

        A Participant may file with the Company's Manager of Benefits and Compensation a written designation of beneficiary, or a revision thereof. In the absence of such designation, or if the named beneficiary predeceased the Participant, the Participant's estate shall be deemed to be the beneficiary. In the event of the Participant's death, the Agent shall apply the Proceeds to the purchase of shares on the Purchase Date, and deliver all the Common Stock held for the deceased Participant to the beneficiary, together with any remaining Proceeds, subject to the Agent's receipt of Participant's death certificate and satisfactory evidence of the beneficiary's identity and acceptance of the Common Stock and Proceeds. The beneficiary shall have no rights under the Plan during the Participant's lifetime.

12.     SHARES AUTHORIZED; CHANGE IN CORPORATE STRUCTURE AND CAPITALIZATION

        A. Subject to adjustment upon changes in the capitalization of the Company, the maximum number of shares of Common Stock which shall be made available for purchase under the Plan is 200,000 shares. The shares of Common Stock purchased under the Plan may, at the election of the Company, be authorized but unissued treasury shares held by the Company, or shares of Common Stock purchased on the open market by the Agent.

        B. In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and law, in the number and kind of shares which may be offered under the Plan, both in the aggregate and as to each Participant, the number of shares then subject to offerings theretofore made, and the price of shares offered under the Plan.

        C. If the Company shall not be the surviving corporation in any merger or consolidation, or survives only as a subsidiary of another entity, or if the Company is to be dissolved or liquidated, and unless a surviving corporation assumes or substitutes new options within the meaning of Section 424(a) of the Code, for all Options then outstanding under the Plan,

           i. the Purchase Date for all Options then outstanding shall be accelerated to a date fixed by the Board of Directors prior to the effective date of such merger or consolidation or such dissolution or liquidation and shall be deemed to be exercised, and

           ii. upon such effective date any unexercised Options shall expire.

13.     SECURITIES LAWS

        The Plan is intended to comply with Rule 16b-3 of the Securities Act of 1934, and shall be interpreted therewith. The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the shares have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Board of Directors deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Common Stock acquired pursuant to the Plan shall be subject to, and may be sold only in a manner consistent with the Company's Confidentiality Policy and other policies concerning compliance with securities laws and insider trading, as the same may be amended from time to time.

14.     ADMINISTRATION

        A. The Plan shall be administered by the Board of Directors. The interpretation and construction of any provision of the Plan, and the adoption of rules for administering the Plan, shall be made by the Board of Directors. Determinations made by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and all Participants, their beneficiaries and legal representatives. Any rule adopted by the Board of Directors shall remain in full force and effect unless and until amended or repealed by the Board of Directors.

        B. The Board of Directors shall have the right to appoint the Agent and any other entity or person, including Company employees, and to delegate to them certain functions or services to be performed in connection with Plan administration, and to name successors.

        C. The Participant or beneficiary, as the case may be, shall bear all costs and expenses associated with requests for the issuance of stock certificates, the sale of Common Stock, and a Participant's withdrawal from the Plan.

        D. The Agent will mail to each Participant's home address a quarterly statement showing the number of shares of Common Stock held beneficially for the Participant, the amount and derivation of cash in the Participant's Proceeds account, and any purchases of shares in the Offering Period that closed during the calendar quarter reflected in the statement.

        E. If at any time the number of shares as to which Options have been granted shall exceed the number of shares authorized for purchase under the Plan on a certain Purchase Date, the number of shares which may be purchased by each Participant shall be reduced proportionately. Payroll deductions not able to be used shall remain in the Participant's Proceeds account.

15.     AMENDMENT AND TERMINATION

        The Board of Directors may at any time terminate or amend the Plan, provided that no amendment may be made without approval of the shareholders of the Company if such amendment would increase the number of shares which may be available under the Plan, except by operation of
        Section 12 of the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

16.     NONGUARANTEE OF EMPLOYMENT

        Neither eligibility to participate in, actual participation in, nor any provision of the Plan shall be construed as giving any eligible employee or Participant any employment right with the Company or a Subsidiary.

17.     AGENT FOR SERVICE OF PROCESS

        Legal process may be served upon the Manager of Benefits and Compensation, Vision Twenty-One, Inc., 7360 Bryan Dairy Rd., Suite 200, Largo, FL 33777.

18.     SHAREHOLDER APPROVAL

        The effectiveness of this Plan is subject to its approval by the Company's shareholders at the next Annual Meeting, or within a 12-month period after the date the Plan is adopted by the Board of Directors. In the event shareholder approval of this Plan is not obtained within this period, the Plan shall terminate, all shares purchased under the Plan shall be returned to the Company, and the Agent shall refund to each Participant any Proceeds accumulated for the Participant and the current value of any shares of Common Stock then held by the Agent on the Participant's behalf.